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                                                           EXHIBIT 11

                                                 STATE STREET BOSTON CORPORATION

                                                COMPUTATION OF EARNINGS PER SHARE

(Dollars in thousands,                                    Three Months Ended                     Nine Months Ended
except per share data)                                       September 30,                         September 30,
                                                      ----------------------------         ----------------------------
                                                         1996              1995               1996              1995
                                                      ----------        ----------         ----------        ----------
Primary
 Average shares outstanding                           80,319,327        82,646,403         80,950,142        82,577,988
 Common stock equivalents                                688,120           525,630            658,997           457,367
                                                      ----------       -----------        -----------       -----------
      Primary shares outstanding                      81,007,447        83,172,033         81,609,139        83,035,355
                                                      ==========       ===========        ===========       ===========
 Net income                                          $    73,615       $    64,636        $   214,873       $   181,633
                                                     ===========       ===========        ===========       ===========
 Earnings Per Share-primary                          $       .91       $       .78        $      2.63       $      2.19
                                                     ===========       ===========        ===========       ===========
Fully Diluted
 Average shares outstanding                           80,319,327        82,646,403         80,950,142        82,577,988
 Common stock equivalents                                761,612           697,682            778,459           637,643
 Assumed conversion of 7 3/4% convertible
   subordinated debentures                               553,043           566,856            555,554           576,063
                                                     -----------       -----------        -----------       -----------
      Fully diluted average
         shares outstanding                           81,633,982        83,910,941         82,284,155        83,791,694
                                                     ===========       ===========        ===========       ===========

 Net income                                          $    73,615       $    64,636        $   214,873       $   181,633

  Elimination of interest on
    7 3/4% convertible subordinated
    debentures less related income tax
    effect                                                    36                36                108               111
                                                     -----------       -----------        -----------       -----------
      Fully diluted net income                       $    73,651       $    64,672        $   214,981       $   181,744
                                                     ===========       ===========        ===========       ===========
 Earnings Per Share-fully diluted                    $       .90               .77        $      2.61       $      2.17
                                                     ===========       ===========        ===========       ===========
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